Exhibit 99.1

FOR IMMEDIATE RELEASE

Beacon Power Announces
Fourth Quarter and Fiscal Year 2010 Results

14 MW of Flywheel Energy Storage Now Online and Earning Revenue in Stephentown

TYNGSBORO, Mass. — March 16, 2010 — Beacon Power Corporation (NASDAQ: BCOND), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

In Fiscal Year 2010, the Company accomplished the following:

Relating to Stephentown

•                  Completed construction of a significant portion of the 20 MW flywheel energy storage plant in Stephentown, NY. Beacon began earning revenue on 8 MW of frequency regulation capacity in January 2011. Currently, Beacon has energized, interconnected and is earning revenue from 14 MW of capacity and anticipates that all 20 MW will be online and earning revenue during the second quarter of 2011.

•                  Actively promoted the adoption of performance-based payments for fast-response systems. On February 17, 2011, the Federal Energy Regulatory Commission issued a Notice of Proposed Rulemaking that we expect will result in pay-for-performance tariffs in the open-bid electricity markets, which in turn will increase revenue from the Company’s merchant regulation plants.

•                  Signed a $43 million loan agreement at favorable interest rates which was guaranteed by the U.S. Department of Energy, and received loan proceeds of $22.2 million.

•                  Was awarded a $2 million grant from New York State Energy Research and Development Authority (NYSERDA) that provides funding for a portion of Stephentown interconnection costs as well as other NYSERDA grant milestones.

Relating to Other Plants and Facilities

•                  Continued activities related to site selection for additional merchant plants, including a 20 MW plant in Hazle Township, Pennsylvania, for which the Company has been awarded a $24 million DOE Smart Grid stimulus grant. Activities included obtaining site control, applying for interconnection, and completing system impact studies and an environmental assessment.

•                  Increased marketing efforts to domestic and foreign utilities that lack open-bid markets, with the objective of selling flywheel plants on a turnkey basis.

Relating to Parent Company

•                  Signed a $2.25 million two-year ARPA-E contract in support of developing a next-generation flywheel energy storage system.

•                  Continued to operate and earn revenue from up to 3 MW of frequency regulation capacity under the ISO-NE regulation pilot program.

•                  Raised approximately $8.7 million through the sale of convertible preferred stock, preferred stock warrants and common stock warrants, $2.3 million from the sale of stock to investors, and $5.9 million from warrant exercises.

Summary of Financial Results

For the fiscal year ended December 31, 2010, Beacon Power reported revenue of $896,000 and a net loss of $22.7 million, or ($1.19) per share , compared with revenue of $968,000 in 2009 and a net loss of $19.1 million, or ($1.56) per share. These results have been restated to reflect the 1-for-10 reverse stock split effective February 25, 2011. For the fourth quarter of 2010, the Company reported revenue of $370,000 and a net loss of $6.1 million, or ($0.29) per share, compared to revenue of $303,000 and a net loss of $4.7 million, or ($0.31) per share, for the fourth quarter of 2009.

Revenue and Gross Margin

Frequency regulation revenue earned in 2010 through our participation in the ISO-NE pilot program increased by $87,000, or 30%, over 2009 levels, due to increased capacity. Contract and grant revenue decreased by $213,000, or 32%, in 2010 as compared to 2009. Other revenue increased by approximately $54,000. For the fourth quarter of 2010, Beacon earned revenue of $370,000, as compared to $303,000 in the fourth quarter of 2009.

Beacon’s frequency regulation revenue decreased by $75,000, or 70%, during the fourth quarter of 2010 as compared to the fourth quarter of 2009. This was due to the Company’s transfer of 2 of the 3 MW of capacity from the ISO-NE pilot program to its Stephentown site, combined with lower average regulation clearing prices than during the prior year. Contract revenue increased by $128,000 due to revenue earned from a grant from NYSERDA.

Beacon earned a gross margin of $356,000 for the year ended December 31, 2010, compared to a negative gross margin of $23,000 for 2009. Gross margin for the fourth quarter of 2010 was $204,000, compared to $16,000 in the fourth quarter of 2009. The gross margin improvement is attributed to a change in the way energy costs are calculated for the ISO-NE pilot program, the NYSERDA grant and lower-than-expected costs on one of its research and development contracts.

Operating Expenses

During the fourth quarter of 2010, Beacon Power incurred operations and maintenance expenses of $1.6 million, compared to $0.8 million in the fourth quarter of 2009. The increase was due primarily to amounts Beacon was billed by NYSEG for changes required to their substation, which are loan-eligible expenses under the Stephentown loan. Research and development expenses were $1.2 million during the fourth quarter of 2010, compared to $1.5 million in the fourth quarter of 2009. Selling, general and administrative expenses were $2.7 million in the fourth quarter of 2010, compared to $1.7 million in the fourth quarter of 2009. The increase was due to direct costs associated with the Company’s preferred stock offering in December. Total operating expenses for the three months ended December 31, 2010, were $6.1 million, compared to $4.6 million for the same period in 2009.

Operations and maintenance expenses were $3.6 million during the fiscal year ended December 31, 2010, compared to $2.9 million in the fiscal year ended December 31, 2009. Research and development expenses were $6.7 million in 2010 compared to $6.8 million in 2009. Selling, general and administrative expenses in 2010 were $9.3 million, compared to $7.1 million in the prior-year period. Loss on contract commitments was $1 million for 2010, compared to $0.2 million in 2009, due primarily to the cost share associated with the ARPA-E contract. Total operating expenses for the fiscal year ended December 31, 2010, were $22.7 million, compared to $18.9 million in 2009.

Cash and Fundraising Activities

Net cash used in operating activities decreased from $16.7 million in 2009 to $15.6 million in 2010. Net cash used in investing activities increased from $7.4 million in 2009 to $33.5 million in 2010. This was primarily due to the purchase and construction of property and equipment of approximately $29.8 million along with an increase in restricted cash of approximately $3.0 million related to the Stephentown project. Cash provided by financing activities increased from $32.4 million in 2009 to $37.4 million in 2010. Cash received from financing activities in 2010 included $22.2 million from the DOE-guaranteed loan, $8.3 million from the sale of Company stock and warrant exercises and $10 million from the sale of Series B convertible preferred stock and associated warrants. These proceeds were partially offset by $0.7 million in loan repayments to MassDevelopment and $2.3 million paid for financing costs associated with the DOE loan.

As of December 31, 2010, the Company had cash and cash equivalents of $10.9 million, as compared to $22.6 million at the end of 2009, and working capital of $(8.8) million at December 31, 2010, as compared to $18.4 million at December 31, 2009. Working capital as of the end of 2010 is negative largely due to the accounting treatment required for the preferred stock, preferred warrants and common stock warrants that were issued in December 2010, which required the Company to record these instruments as liabilities at fair value. However, Beacon expects these liabilities to be settled in common stock rather than cash. The other factor impacting the Company’s working capital relates to the timing of disbursements from the DOE loan. The Company is only able to draw on this loan once per month, and at any given point in time its liabilities may include a substantial amount that it will be able to include in future loan draws.

Beacon will need to raise additional funds through a combination of equity, project financing and/or grants to execute its business plan and continue as a going concern. As in each of the past several years, because of the continued uncertainty of successfully completing the required financing, the Company’s independent registered public accounting firm has maintained an explanatory paragraph related to a going concern uncertainty in their Audit Report on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Conference Call Details

The Company will host a conference call today, March 16, 2011, at 11:00 a.m. Eastern Time. During the call, Bill Capp, Beacon Power president and CEO, and Jim Spiezio, CFO, will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested in hearing management’s discussion to join the call by dialing 708-290-1368 and entering participant access code 48116871 when prompted. A live webcast of the call will also be available via the Company’s website, at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed.

A replay of the event will be available two hours after its completion, and for seven days following the call, by dialing 706-645-9291 and entering access code 48116871 when prompted. The webcast will also be archived on the Beacon website at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and commercializes advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to build merchant plants and sell turnkey regulation facilities to meet both domestic and international grid requirements using its patented flywheel energy storage technology. Beacon’s Smart Energy Matrix, which is now in production, operating and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and our other operations in uncertain financial markets; conditions in target markets, such as that some ISOs are taking longer than others to comply with FERC’s requirement to update market rules to include new technology such as ours, and also such as that frequency regulation pricing is lower in the short-term than at many times in the past; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$10,865,760	$22,605,147
Accounts receivable, trade	279,376	46,907
Unbilled costs on government contracts	66,725	577,356
Prepaid expenses and other current assets	725,862	636,887
Total current assets	11,937,723	23,866,297

Property and equipment, net	56,192,205	24,373,941
Restricted cash	3,228,933	212,557
Deferred financing costs	3,496,120	1,198,873
Advance payments to suppliers	851,984	235,879
Other Assets	230,270	114,933
Total assets	$75,937,235	$50,002,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,172,210	$1,154,613
Accrued compensation and benefits	1,205,071	1,764,053
Other accrued expenses	4,260,769	1,543,507
Advance billings on contracts	26,409	35,418
Accrued contract loss	1,045,545	257,698
Deferred rent - current	164,308	138,558
Current portion of long term debt	661,215	608,105
Mandatorily redeemable convertible preferred stock	2,900,170	—
Preferred warrant liability - current	1,009,388	—
Common stock warrant liability	3,242,600	—
Total current liabilities	20,687,685	5,501,952
Long term liabilities:
Lease liability - long term	582,210	746,518
Long term debt, net of discount	25,169,568	3,676,569
Preferred stock warrant liability - long term	864,012	—
Total long term liabilities	26,615,790	4,423,087
Stockholders’ equity:
Common stock	209,675	1,716,416
Additional paid-in-capital	257,772,383	245,029,557
Deficit accumulated during the development stage	(228,635,459)	(205,955,693)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	28,633,760	40,077,441

Total liabilities and stockholders’ equity	$75,937,235	$50,002,480

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenue	$370,328	$302,685	$895,703	$968,421
Cost of goods sold	166,075	286,961	539,749	991,481
Gross profit	204,253	15,724	355,954	(23,060)
Operating expenses:
Operations and maintenance	1,604,413	764,112	3,589,990	2,931,315
Research and development	1,217,621	1,493,413	6,688,609	6,796,025
Selling, general and administrative	2,740,313	1,759,549	9,301,008	7,115,905
Loss on sales and contract commitments	—	106,062	970,836	238,562
Depreciation and amortization	522,485	493,625	2,113,753	1,839,164
Total operating expenses	6,084,832	4,616,761	22,664,196	18,920,971
Loss from operations	(5,880,579)	(4,601,037)	(22,308,242)	(18,944,031)
Other income (expense), net	(169,465)	(60,741)	(371,524)	(116,455)

Net loss	$(6,050,044)	$(4,661,778)	$(22,679,766)	$(19,060,486)

Loss per share, basic and diluted	$(0.29)	$(0.31)	$(1.19)	$(1.56)
Weighted-average common shares outstanding	20,067,791	14,102,353	19,003,001	12,220,078

CONTACT:

Chris Witty

Darrow Associates

646.438.9385

cwitty@darrowir.com